AMENDMENT No.1 TO

PLY GEM PRIME HOLDINGS, INC.

AMENDED AND RESTATED
PHANTOM STOCK PLAN

The Ply Gem Prime Holdings, Inc. Amended and Restated Phantom Stock Plan (the “Plan”), has been amended, effective as of September 25, 2006, in order conform with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) as follows:

1.  Each Award under the Plan was converted, on September 25, 2006, with the express written consent of each holder of such Award, into a cash-denominated account earning interest through a fixed date, which date shall be (A) in 2007 for the portion of the Accounts that consisted of Phantom Incentive Units and those Phantom Additional Units representing shares of Common Stock and (B) in each of 2009, 2010 and 2011 for the portion of the Accounts that consisted of Phantom Additional Units representing shares of Preferred Stock. The converted Awards do not provide for any election by any Participant to request payment of an Account at an earlier or later date. Documents reflecting the aforementioned amendments to the Awards were signed by the holders of the Awards.

2.  The Plan provisions addressing the time and form of payment of Accounts, payment of dividends or distributions in respect of Accounts, treatment of Accounts upon termination of employment, and dilution adjustments shall be deemed amended to conform to the terms of the converted Awards, and Plan provisions relating to administration, amendment, termination and other general provisions shall remain unchanged.

3.  The amendments to the Awards and to the Plan are intended to comply with the transition rules set forth in Section 409A of the Code.

4.  Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Plan.